Exhibit 99.1

For release: January 8, 2010, 6:00 am EST	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal First Quarter 2010 Results
     Lake Oswego, Oregon, January 8, 2010 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal first quarter ended November 30, 2009.
Financial Highlights
First Quarter:
•	Revenues for the first quarter of 2010 were $172 million, down from $256 million in the prior year’s first quarter.

•	The Company’s net loss for the quarter was $3.2 million, or $0.19 per diluted share, compared to a net loss of $3.9 million, or $.23 per diluted share, in the prior year’s first quarter. (1)

•	Net loss for the quarter includes noncash charges of $1.2 million, net of tax, or $.07 per diluted share for warrant amortization expense and amortization of convertible debt discount. Net loss for the prior year’s first quarter includes a noncash charge of $.6 million, net of tax, or $.03 per diluted share for amortization of convertible debt discount.

•	EBITDA for the quarter was $14.8 million, or 8.6% of revenues, compared to $12.5 million, or 4.9% of revenues in the first quarter of 2009.
Liquidity:
•	The Company ended the quarter with approximately $65 million of cash and $107 million of committed additional borrowing capacity.
Deliveries and Backlog:
•	New railcar deliveries in the first quarter of 2010 were approximately 350 units, compared to 800 units in the first quarter of 2009.

•	The Company modified its multi-year new railcar manufacturing agreement with General Electric Railcar Services Corporation subsequent to quarter end.

•	Greenbrier’s new railcar manufacturing backlog as of November 30, 2009, inclusive of the GE contract modification, was approximately 4,900 units with an estimated value of $430 million, compared to 15,900 units valued at approximately $1.39 billion as of November 30, 2008.

•	Marine backlog was $96 million as of November 30, 2009, compared to $190 million as of November 30, 2008.

[1]	Net loss is now referred to in the Consolidated Statement of Operations, in accordance with GAAP, as “Net loss attributable to controlling interest”.

First Quarter Results
     Revenues for the first quarter of 2010 were $171.7 million, down from $256.1 million in the prior year’s first quarter. Gross margin for the quarter was 12.6% of revenues compared to 7.0% of revenues in the prior comparable period. EBITDA was $14.8 million, or 8.6% of revenues for the quarter, compared to $12.5 million, or 4.9% of revenues in the prior year’s first quarter. The Company’s net loss was $3.2 million, or $0.19 per diluted share, for the quarter, compared to a net loss of $3.9 million, or $.23 per diluted share for the same period in 2009. Net loss for the quarter includes noncash charges of $1.2 million, net of tax, or $0.07 per diluted share for warrant amortization expense and amortization of convertible debt discount. Net loss for the prior year’s first quarter includes a noncash charge of $.6 million, net of tax, or $.03 per diluted share for amortization of convertible debt discount.
Discussion of Quarterly Results
     William A. Furman, president and chief executive officer, said, “Our results continue to reflect depressed demand as a result of the weak economic environment. We remain focused on cost containment and operational efficiency, and managing the Company for cash flow and liquidity in this environment. While recent indicators suggest that a recovery may be emerging in certain sectors of the economy, North American rail loadings remain soft and a significant portion of the entire North American railcar fleet remains idle. However, we are starting to see signs that certain of our markets are beginning to stabilize and slightly improve.”
     Furman continued, “We have made significant progress against key objectives we previously outlined for fiscal 2010. Our first objective was to arrive at a satisfactory resolution regarding the GE contract, and we have accomplished this objective. Our second objective was to continue to improve the operational efficiency of our facilities while maintaining the flexibility to respond to market demand, when the new cycle begins. Third, we continued to manage for cash flow and liquidity while aiming to further improve our balance sheet. Fourth, we have sought to improve our integrated business model. I am pleased that we have made headway on each of these objectives.”
     Furman concluded, “In the near term, we expect business to remain challenging, particularly for our manufacturing segment. Similar to previous years, we anticipate financial results for the second half of 2010 will be stronger than the first half, and that the second quarter will be our weakest quarter. Over the longer-term, we remain optimistic about our markets as fundamentals continue to support rail and marine transportation. As a result of the strategic measures taken over the last several years, we believe that Greenbrier is uniquely well-positioned to capitalize on market opportunities.”
Segment Details
     The Refurbishment & Parts segment, consisting of a network of 38 locations, repairs and refurbishes railcars, and provides wheel services and railcar parts across North America. Revenue for this segment in the current quarter was $93.0 million, compared to $132.3 million in the first quarter of 2009. Revenue declines were primarily due to lower sales volumes across all product and service types and a further decline in the price for scrap metal, both due to the current economic environment. Gross margin for the refurbishment & parts segment was 10.4% of revenues, compared to 9.8% of revenues in the prior comparable period. The increase was primarily the result of cost reduction efforts.
     The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the first quarter was $60.1 million, compared to $102.7 million in the first quarter of 2009. Current quarter new railcar deliveries of 350 units were down from 800 units in the prior comparable period. Manufacturing gross margin for the first quarter was 7.0% of revenues, compared to negative 4.1% in the first quarter of 2009. The gross margin increase was primarily the result of a more favorable railcar and marine product mix and improved production efficiencies, partially offset by less efficient absorption of overhead due to operating at lower levels of production and plant utilization. In addition, the prior period included loss contingencies on certain production of $0.5 million.
     The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 223,000 railcars. Revenue for this segment was $18.6 million, compared to $21.1 million in the same quarter last year. Leasing & Services gross margin for the quarter was 41.4% of revenue, compared to 43.6% of revenue in the same quarter last year. The decrease from the prior year’s first quarter was primarily a result of lower lease fleet utilization and lower earnings on certain car hire utilization leases. This was partially offset by gains on sales from the lease fleet which have no associated cost of revenue. Lease fleet utilization as of the end of the quarter was up sequentially to 91.3%, compared to 88.3% at August 31, 2009 and 93.3% at November 30, 2008. Gains on sales of leased equipment were $.9 million for the quarter, compared to $.3 million for the first quarter of 2009.

     Selling and administrative costs were $16.2 million for the quarter, or 9.4% of revenues, versus $16.0 million or 6.2% of revenues for the same quarter last year. Excluding reversals of certain reserves of $.2 million in the current year and $1.0 million in the prior year, selling and administrative expense was lower in the current period. The decrease was principally due to lower employee related costs and the effects of cost reduction efforts.
     Interest and foreign exchange expense was $11.1 million for the quarter, compared to $11.8 million for the same period in 2009. The decrease was a result of declines in interest rates, lower outstanding borrowings and a lower foreign exchange loss. The prior period included a $1.2 million foreign exchange loss that was recorded in association with foreign currency forward exchange contracts that did not qualify for hedge accounting treatment. These decreases were partially offset by higher noncash charges in the current period for warrant amortization expense and the amortization of the convertible debt discount.
Business Outlook
     Based on current industry trends, including depressed levels of railroad traffic, increased railcar velocity and high levels of railcar storage, Greenbrier expects business to remain challenging in fiscal 2010, especially for the Company’s Manufacturing segment. Overall, management anticipates that revenues will be lower in 2010 compared to 2009. EBITDA excluding special charges, however, is expected to be modestly higher in 2010 compared to 2009, due in part to higher expected gross margins in Greenbrier’s Manufacturing segment. Similar to previous years, financial results for the second half of the year are anticipated to be stronger than the first half, with the second quarter expected to be the weakest.
     While the outlook remains cautious in the near term, the Company continues to be optimistic about the long-term fundamentals that support rail and marine transportation.
     The Company believes it has adequate liquidity to weather the economic downturn, with favorable debt covenants, no significant term debt maturing until 2012, and much of its term debt maturing in 2015.

Conference Call
The Greenbrier Companies will host a teleconference to discuss first quarter results. Teleconference details are as follows:
•	Friday, January 8, 2010

•	8:00 am Pacific Standard Time

•	Phone #: 630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through January 23, 2010 at 203-369-3428.
About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 223,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 12 of Part I , Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30,	August 31,
	2009	2009(1)

Assets
Cash and cash equivalents	$65,393	$76,187
Restricted cash	3,400	1,083
Accounts receivable	98,455	113,371
Inventories	155,060	142,824
Assets held for sale	34,951	31,711
Equipment on operating leases	316,079	313,183
Investment in direct finance leases	7,826	7,990
Property, plant and equipment	126,997	127,974
Goodwill	137,066	137,066
Intangibles and other assets	94,293	96,902

	$1,039,520	$1,048,291

Liabilities and Stockholders’ Equity
Revolving notes	$12,807	$16,041
Accounts payable and accrued liabilities	168,675	170,889
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	67,973	69,199
Deferred revenue	17,312	19,250
Notes payable	527,837	525,149

Stockholders’ equity controlling interest	222,205	223,726
Non controlling interest	7,398	8,724

Total stockholders’ equity	229,603	232,450

	$1,039,520	$1,048,291

[1]	As adjusted for the effects of Accounting Standards Codification (ASC) 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s $100 million of outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2009	2008(1)
Revenue
Manufacturing	$60,078	$102,717
Refurbishment & Parts	92,983	132,279
Leasing & Services	18,632	21,133

	171,693	256,129

Cost of revenue
Manufacturing	55,847	106,923
Refurbishment & Parts	83,286	119,326
Leasing & Services	10,918	11,929

	150,051	238,178

Margin	21,642	17,951

Other costs
Selling and administrative	16,208	15,980
Interest and foreign exchange	11,112	11,771

	27,320	27,751
Loss before income taxes, noncontrolling interest and equity in unconsolidated subsidiary	(5,678)	(9,800)
Income tax benefit	2,500	4,906

Loss before noncontrolling interest and equity in unconsolidated subsidiary	(3,178)	(4,894)
Equity in earnings (loss) of unconsolidated subsidiary	(183)	434

Net loss	(3,361)	(4,460)
Less: Net loss attributable to noncontrolling interest	117	568

Net loss attributable to controlling interest	$(3,244)	$(3,892)

Basic loss per common share:	$(0.19)	$(0.23)

Diluted loss per common share:	$(0.19)	$(0.23)

Weighted average common shares:
Basic	17,087	16,629
Diluted	17,087	16,629

[1]	As adjusted for the effects of ASC 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s $100 million of outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30,
	2009	2008(1)
Cash flows from operating activities:
Net loss	$(3,361)	$(4,460)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	(1,227)	2,160
Depreciation and amortization	9,392	9,556
Gain on sales of equipment	(851)	(289)
Accretion of debt discount	2,116	925
Other	257	198
Decrease (increase) in assets:
Accounts receivable	16,088	18,845
Inventories	(11,565)	(15,260)
Assets held for sale	(3,218)	(10,883)
Other	2,451	469
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(3,156)	(25,347)
Deferred revenue	(1,829)	1,712

Net cash provided by (used in) operating activities	5,097	(22,374)

Cash flows from investing activities:
Principal payments received under direct finance leases	115	105
Proceeds from sales of equipment	2,667	306
Investment in unconsolidated subsidiary	(450)	—
Decrease (increase) in restricted cash	(2,317)	433
Capital expenditures	(11,939)	(8,473)

Net cash used in investing activities	(11,924)	(7,629)

Cash flows from financing activities:
Changes in revolving notes	(3,896)	51,062
Net proceeds from issuance of note payable	1,712	—
Repayments of notes payable	(1,247)	(4,189)
Investment by joint venture partner	—	1,400
Other	—	1,152

Net cash provided by (used in) financing activities	(3,431)	49,425

Effect of exchange rate changes	(536)	(6,614)
Increase (decrease) in cash and cash equivalents	(10,794)	12,808
Cash and cash equivalents
Beginning of period	76,187	5,957

End of period	$65,393	$18,765

[1]	As adjusted for the effects of ASC 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s $100 million of outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application.

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by (Used in) Operating Activities to EBITDA(1)
(In thousands, unaudited)

	Three Months Ended
	November 30,
	2009	2008
Net cash provided by (used in) operating activities	$5,097	$(22,374)
Changes in working capital	1,229	30,464
Deferred income taxes	1,227	(2,160)
Accretion of debt discount	(2,116)	(925)
Non-controlling interest	117	568
Gain on sales of equipment	851	289
Other	(257)	(198)
Income tax benefit	(2,500)	(4,906)
Interest and foreign exchange	11,112	11,771

Adjusted EBITDA from operations	$14,760	$12,529

[1]	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.
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